Exhibit 4.3

                             COX TECHNOLOGIES, INC.

                      NON-QUALIFIED STOCK OPTION AGREEMENT

     THIS NON-QUALIFIED STOCK OPTION AGREEMENT ("Option Agreement"), dated as of the 10th day of August, 2000, is by and between Cox Technologies, Inc., an Arizona corporation (the "Company"), and the undersigned (the "Optionee"):

     WHEREAS, the Optionee is a member of the Company's Executive Management Committee (the "Executive Management Committee"); and

     WHEREAS, the Board of Directors of the Company (the "Board") and the Company's Compensation Committee (the "Compensation Committee") have determined that it is in the best interest of the Company to grant members of the Executive Management Committee certain stock options;

     NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, the parties hereto hereby mutually covenant, contract and agree as follows:

     1. GRANT OF OPTION. The Company hereby grants to the Optionee an option to purchase a total of 1,000,000 shares of Common Stock of the Company (the "Shares") at an exercise price of $0.59375 per share (the "Option"). The Option is not intended to be an incentive stock option described in section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and this Option Agreement shall be construed to implement that intent.

     2. VESTING OF OPTION.

          (a) Subject to such limitations and restrictions as are provided in this Option Agreement, the Option shall vest and become exercisable on August 10, 2005. Notwithstanding the foregoing, the Option shall earlier vest and become exercisable as follows:

               (i) The Option shall become exercisable for 200,000 of the Shares on the first date on which the Company's income before interest, taxes, depreciation and dividends (and excluding any capital investment into FreshTag or any other business operation not in existence as of the date of this Option Agreement) ("Net Income") meets or exceeds $1,000,000, as determined by the Board of Directors, beginning with the Company's fiscal year ending April 30, 2001;

               (ii) The Option shall become exercisable for an additional 200,000 of the Shares on the first date on which the Company's Net Income meets or exceeds $2,000,000, as determined by the Board of Directors, beginning with the Company's fiscal year ending April 30, 2001;

               (iii) The Option shall become exercisable for an additional 200,000 of the Shares on the first date on which the Company's Net Income meets or exceeds $3,000,000, as determined by the Board of Directors, beginning with the Company's fiscal year ending April 30, 2001;


               (iv) The Option shall become exercisable for an additional 200,000 of the Shares on the first date on which the Company's Net

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          Income  meets or exceeds  $4,000,000,  as  determined  by the Board of
          Directors, beginning with the Company's fiscal year ending April 30, 2001; and

               (v) The Option shall become exercisable for an additional 200,000 of the Shares on the first date on which the Company's Net Income meets or exceeds $5,000,000, as determined by the Board of Directors, beginning with the Company's fiscal year ending April 30, 2001.

     There is no requirement that the Optionee be providing consulting services to the Company or employed by the Company on any date in order for any of the Shares to vest and become exercisable on such date.

          (b) Notwithstanding Section 2(a), any Shares that have not yet become vested as of a Change of Control shall immediately vest as of the date on which such Change of Control occurs.

          (c) "Change of Control" means the occurrence of any of the following events:

               (i) The acquisition by a Group of Beneficial  Ownership of 50% or more of the Common Stock or the Voting Power of the Company, but excluding for this purpose: (A) any acquisition by the Company or an employee benefit plan of the Company; or (B) any acquisition of then outstanding Common Stock by management employees of the Company. For purposes of this Option Agreement, "Group" means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Act"), "Beneficial Ownership" has the meaning in Rule 13d-3 promulgated under the Act, and "Voting Power" means the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors.

               (ii) Individuals who constitute the Board on the date immediately after the date of this Option Agreement (the "Incumbent Board") cease to constitute at least a majority of the Board, provided that any director whose nomination was approved by a majority of the Incumbent Board shall be considered a member of the Incumbent Board unless such individual's initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act).

               (iii) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, in which the owners of more than 50% of the Common Stock or Voting Power of the Company do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of the Common Stock or Voting Power of the corporation resulting from such reorganization, merger or consolidation.

               (iv) A complete liquidation or dissolution of the Company or of its sale or other disposition of all or substantially all of the Company's assets.

     3. EXPIRATION DATE. The Optionee's rights under this Option Agreement shall expire on August 10, 2010.

     4. EXERCISE UPON DEATH. The Option of an Optionee who dies before the Option has been exercised, as to all vested Shares, may be exercised until the expiration date of the Option by the Optionee's estate or by the person who acquired the right to exercise the Option by bequest or inheritance by reason of the death of the Optionee.

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     5. METHOD OF EXERCISE.  The Option shall be exercised by the tender of cash or by delivery of shares of Common Stock already owned by Optionee or a combination of cash or such shares of Common Stock, or through such other means that the Company determines are acceptable, and delivery to the Company at its principal place of business of a written notice of exercise, at least five (5) days prior to the date of exercise. Payment may also be made by delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company, from the sale or loan proceeds with respect to the sale of Common Stock or a loan secured by Common Stock, the amount necessary to pay the exercise price. The written notice must:

          (a) State the election to exercise the Option, the number of whole Shares with respect to which the Option is being exercised (which may not be less than ten thousand (10,000) Shares, unless the number being exercised is the balance of the number of Shares that may be exercised under the Option), the method of exercise elected by the Optionee, and the name, address, and social security number of the person in whose name the stock certificate for such Shares is to be registered;

          (b) be signed by the person entitled to exercise the Option, and if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to the Company, of the right of such person or persons to exercise the Option; and

          (c) be delivered by hand or by registered or certified mail, postage pre-paid, return receipt requested, to the Company's principal place of or to such other location as may be specified in writing by the Company from time to time.

Within ten (10) days after the Company receives such notice in a form satisfactory to the Company and the acceptance of payment, the Company shall deliver to the Optionee a certificate representing the Shares purchased hereunder. Notwithstanding the foregoing, the Company may delay delivery of the certificate for Shares purchased hereunder until (i) the admission of such shares to listing on any stock exchange on which the shares may then be listed,
(ii) receipt of any required representation by you or completion of any registration or other qualification of such shares under any state or federal law or regulation that the Company's counsel shall determine as necessary or advisable, or (iii) receipt by the Company of advice by counsel that all applicable legal requirements have been complied with and that delivery of the certificate will not adversely affect the federal or state income tax treatment of the Company. As a condition of exercising the Option, you may be required to execute a customary written indication of your investment intent and such other agreements as the Company deems necessary or appropriate to comply with any applicable laws or regulations.

     6. OTHER RESTRICTIONS. The Optionee shall not be entitled to the privileges of stock ownership of any Shares subject to the Option until payment therefor has been made in full as provided in the Option. An Option may be exercised and certificates for Shares may be delivered hereunder only in compliance with all applicable federal and state laws and regulations. Any Share certificate issued to evidence Shares for which the Option is exercised may bear legends and statements the Company deems advisable to assure compliance with federal and state laws and regulations and this Option Agreement.

     7. WITHHOLDING. Optionee agrees to pay, or make arrangements satisfactory to the Company regarding payment of applicable withholding taxes on the exercise of the Option.

     8. BINDING EFFECT. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

     9. APPLICABLE LAW. This Option Agreement shall be construed under and the relationship between the parties determined in accordance with the laws of the State of North Carolina applicable to contracts made and to be performed in the State of North Carolina, without reference to the laws of any other state through any principles concerning choice or conflict of laws.

     10. CONSTRUCTION. The unenforceability or invalidity of any provision of this Option Agreement shall not affect the enforceability or validity of any other provision. The parties may sign separate copies of this Option Agreement which, taken together, will be deemed to constitute a valid agreement. This Option Agreement may be signed in counterparts, each of which will be deemed an original and all of which will constitute one and the same agreement. This Option Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof.

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     IN WITNESS WHEREOF,  the parties hereto have executed this Option Agreement effective as of the day and year first above written.


                                        COX TECHNOLOGIES, INC.

                                        /s/ Brian D. Fletcher
                                        ----------------------------------------
                                        Name:  Brian D. Fletcher
                                        Title: Chief Operating Officer


                                        OPTIONEE:

                                        /s/ James L. Cox
                                        ----------------------------------------
                                        James L. Cox

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